PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated December 19, 2014)	Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-196472

BLOW & DRIVE INTERLOCK CORPORATION

5,641,000 Shares of Common Stock Offered by selling shareholders at$1.00 per share

This Prospectus Supplement No. 1 supplements the prospectus dated December 5, 2014 (as supplemented to date, the “Prospectus”), which relates to the offer and sale of 5,641,000 Shares of common stock of Blow & Drive Interlock Corporation (the “Company”) offered by the holders thereof (the “Shares”). The selling shareholders will offer their shares at a price of $1.00 per share, until the close of the Offering. The selling shareholders are deemed to be statutory underwriters. The maximum number of Shares that can be sold pursuant to the terms of this offering by all the selling shareholders is 5,641,000 Shares. Funds received from the sale of Shares by the selling shareholders will be immediately available to such selling shareholder. The Company will not receive any proceeds from the sale of the Shares.

The offering will terminate twenty-four (24) months from the date that the registration statement relating to the Shares was declared effective, December 19, 2014, unless earlier fully subscribed or terminated by the Company.

The Company is filing this Prospectus Supplement in order to maintain the current status and accuracy of the prospectus pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission. All costs incurred in the registration of the Shares are being borne by the Company. Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The business of the Company and an investment in its securities involve significant risks. An investor should read the section entitled “Risk Factors” incorporated by reference into this prospectus as described in that section before investing in the Company’s securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement may not be used to sell the Shares unless accompanied by the prospectus dated December 5, 2014 which describes the method and terms of the offering, including the specific plan of distribution.

The date of this Prospectus Supplement is December 8, 2015.

PROSPECTUS SUPPLEMENT

- Information from Annual Report on Form 10-K for the year ended December 31, 2014

- Information from Current Reports on Form 8-Ks filed November 12, 2015, November 3, 2015, October 19, 2015, September 11, 2015, May 11, 2015 and February 24, 2015

- Information from the Quarterly Report on Form 10-Q for the quarter ended September 30, 2015

- Information from Current Report on Form 8-K filed December 2, 2015

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this Prospectus Supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The Prospectus Supplements includes updated and current Financial Statements. The second part is the accompanying prospectus, effective December 19, 2014, which gives more general information, some of which may be superseded or supplemented by the information in this Prospectus Supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement.

You should read this Prospectus Supplement, the accompanying prospectus and the documents incorporated by reference, and the additional information described under the heading “Where You Can Find Additional Information” below carefully because these documents contain important information you should consider when making your investment decision.

You should rely only on the information provided in this Prospectus Supplement, the accompanying prospectus and the information and documents incorporated by reference into this prospectus supplement. The Company has not authorized anyone to provide different information. This Prospectus Supplement is not an offer to sell these securities and it is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted. The information contained in this Prospectus Supplement and the accompanying prospectus is accurate only as of the date therein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and files quarterly reports on Form 10-Q and after the end of each fiscal year, an Annual Report on Form 10-K containing financial statements audited by an independent accounting firm. You can find, copy and inspect information filed with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet at http://www.sec.gov which contains reports and other information filed electronically with the SEC.

This Prospectus Supplement is part of a registration statement filed with the SEC. This Prospectus Supplement and the accompanying prospectus may omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about the Company and the securities being offered hereby. Statements in this prospectus supplement or the accompanying prospectus concerning any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company is “incorporating by reference” information into this Prospectus supplement and the accompanying prospectus. This means that disclosing information by referring to another document that has been separately filed with or furnished to the SEC. The information incorporated by reference is considered to be part of this Prospectus Supplement and the accompanying prospectus, and certain information filed with or furnish to the SEC will automatically update and supersede the information contained in documents earlier filed with or furnished to the SEC or contained in this prospectus supplement and the accompanying prospectus. The following documents filed with or furnished to the SEC are incorporated herein by reference:

Current Reports on Form 8-K (Filed December 2, 2015, November 12, 2015, November 3, 2015, October 19, 2015, September 11, 2015, May 11, 2015 and February 24, 2015)

Quarterly Reports on Form 10-Q (Filed November 16, 2015, August 13, 2015 and May 15, 2015)

Annual Report on Form 10-K (Filed March 30, 2015)

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Prospectus Supplement and the accompanying prospectus and the documents incorporated by reference constitute forward-looking information that may involve risks and uncertainties. This forward-looking information includes, but is not limited to, statements with respect to management’s expectations regarding future growth and business plans, business planning process, results of operations, uses of cash, performance, and business prospects. This forward-looking information may also include other statements that are predictive in nature, or that depend upon or refer to future events or conditions. Statements with the words “could”, “expects”, “may”, “will”, “anticipates”, “assumes”, “intends”, “plans”, “believes”, “estimates”, “guidance” and similar expressions are intended to identify statements containing forward-looking information, although not all forward-looking statements include such words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events.

Although management believes the expectations reflected in such forward-looking statements are reasonable, forward-looking statements are based on the opinions, assumptions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include, but are not limited to: limited operating history; ability to manage growth; the impact of competition; any defects in components or design of our products; the retention or maintenance of key personnel; the possibility of significant fluctuations in operating results.

In addition, if any of the assumptions or estimates made by management prove to be incorrect, actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking information. Accordingly, investors are cautioned not to place undue reliance on such statements.

All of this forward-looking information is qualified by these cautionary statements. Statements containing forward-looking information are made only as of the date of such document. The Company expressly disclaims any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.

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PROSPECTUS SUPPLEMENT UPDATES

The following is only a summary and therefore does not contain all of the information you should consider before investing in our securities.

Read this entire Prospectus Supplement and the accompanying prospectus including the matters discussed under “Risk Factors” and the risk factors incorporated by reference into this prospectus supplement and the financial statements, notes to the consolidated financial statements and other information incorporated by reference into this Prospectus Supplement and the accompanying prospectus from our other filings with the SEC.

The Offering

The maximum number of Shares that can be sold pursuant to the terms of this offering is 5,641,000. The offering will terminate twenty-four (24) months from December 19, 2014 unless earlier fully subscribed or terminated by the Company.

This prospectus relates to the offer and sale by certain shareholders of the Company of 5,641,000 Shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $1.00 per share, until the close of the Offering.

Common stock outstanding before the offering (1)	15,004,000
Common stock for sale by selling shareholders	5,641,000
Common stock outstanding after the offering	15,004,000
Per share offering price by selling shareholders	$1.00
Proceeds to the Company	$0
Value of outstanding shares based on offering price (2)	$16,504,400
Stockholders’ equity (deficit) as of September 30, 2015	$(603,258)

(1) Based on number of shares outstanding as of the date of this Prospectus Supplement.

(2) The Company is not receiving any proceeds from the sale of the Shares offered by the selling shareholders. The selling shareholders are offering their shares at $1.00 per share and if the shareholders are successful in the sale of the shares at that price, the value of all the outstanding shares at that time (15,004,000) could be assumed to be $16,504,000.

The Company’s Filings with the Commission

NOTE: THE INFORMATION CONTAINED IN EACH FILING BELOW HAS NOT BEEN UPDATED FROM WHEN IT WAS FILED, AS IT IS UPDATED THROUGH THE COMPANY’S SUBSEQUENT FILINGS. FOR INSTANCE, THE DISCLOSURE IN THE COMPANY’S FORM 10-K STATES THAT THE COMPANY HAS NO OPERATIONS AND NO REVENUE. THAT INFORMATION WAS TRUE WHEN THE COMPANY FILED THE ANNUAL REPORT, BUT HAS SINCE CHANGED, AS REPORTED IN THE COMPANY’S SUBSEQUENT FILINGS, ALSO CONTAINED HEREIN.

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Information from the Company’s Annual Report on Form 10-K for Year Ended December 31, 2014 (filed on March 30, 2015)

ITEM 1. DESCRIPTION OF BUSINESS

Overview

We are in the development stage of establishing a storefront property at 1080 South La Cienega Boulevard, #304, Los Angeles, California 90035 to lease, install and monitor breath alcohol ignition interlock devices for individuals who are required to use such devices in their automobiles. This device is a mechanism that is installed on the steering column of an automobile and into which a driver exhales. The device in turn provides a blood-alcohol concentration analysis. If the driver’s blood-alcohol content is higher than a certain pre-programmed limit, the device prevents the ignition from engaging and the automobile from starting. These devices are often required for use by DUI or DWI (“driving under the influence” or “driving while intoxicated”) offenders as part of a mandatory court or motor vehicle department program. We plan to become certified in the State of California and all other states as a provider and installer of breath alcohol devices. In addition, we intend to sell franchises of the “Blow & Drive” business. To date, we have filed franchise applications in all fifty states. Once approved, we may begin to sell franchises in states that have approved our application and where we are a certified provider of interlock units.

As a development stage company, we have a limited operating history, we currently have no revenues, and we expect to experience losses in the near term.

Corporate History

We were incorporated in the State of Delaware in July 2013 under the name Jam Run Acquisition Corporation. We initially were formed to provide a method for a foreign or domestic private company to become a reporting company with a class of securities registered under the Securities Exchange Act of 1934. To that end, on September 30, 2013, we filed a registration statement on Form 10-12G pursuant to the Securities Exchange Act of 1934 and became a reporting company subject to the reporting requirements of the Securities Exchange Act of 1934.

On February 6, 2014, the following events occurred which resulted in a change of control:

We redeemed an aggregate of 19,700,000 of the then 20,000,000 shares of outstanding stock at a redemption price of $.0001 per share for an aggregate redemption price of $1,970. James Cassidy and James McKillop, both directors of the Company and the then president and vice president, respectively, resigned such directorships and all offices of the Company. Messrs. Cassidy and McKillop have each retained 150,000 shares of the Company’s common stock. Laurence Wainer was named as the sole director of the Company and serves as its President and sole officer. On February 7, 2014, the Company issued 9,700,000 shares of its common stock to Mr. Wainer at par representing 97% of the then total outstanding 10,000,000 shares of common stock for $970.

In connection with the change in control, our shareholders and board of directors unanimously approved the change of the Company’s name from Jam Run Acquisition Corporation to Blow & Drive Interlock Corporation.

Relationship with Tiber Creek Corporation

In January 2014, we entered into an agreement with Tiber Creek Corporation of which James Cassidy, our former President, is the president and controlling shareholder. Tiber Creek Corporation assists private companies in becoming public reporting companies, the preparation and filing of a registration statement pursuant to the Securities Act of 1933, and the introduction to brokers and market makers. In exchange for its services, Tiber Creek Corporation received a fee of $85,000. There are no additional fees or expenses to be charged to us by Tiber Creek Corporation for its services.

Tiber Creek Corporation effected the transfer of substantially all of the common stock of Jam Run Acquisition Corporation, a reporting company, to Laurence Wainer and effected the services of Cassidy & Associates to initially assist us in the change of control and the preparation of our registration statement on Form S-1 filed on June 2, 2014.

The Breath Alcohol Ignition Interlock Device

The ignition interlock device is a breath-alcohol testing device approximately the size of a smartphone which is installed directly onto a vehicle’s steering column. The ignition interlock device requires the driver to exhale into the device prior to starting the vehicle. The device will prevent the vehicle from starting if the driver’s blood-alcohol content exceeds a predetermined set level.

Our device as designed by Well Electric will attempt to incorporate the latest technology and design in the market for such devices. The device is designed to have both GPS and video capabilities. The device has a fuel cell sensor and a color display screen. The external camera mounting can wrap around the automobile’s rear view mirror. The device is powered by either an internal battery or a power cable from a control box which supports both 24V and 12V batteries. The device has both USB communication capabilities and WiFi (with approval from service provider).

The specifications for our ignition interlock device are as follows:

Sample head
Sensor	Fuel cell
Working Temperature	-40˚C to 85˚C
Display Screen	Color screen
Memory and Save	80,000 events with pictures save and download form sample head
Communication	USB, WiFi, 3G(user need to get US approval with service provider)
Communication with control box	Wireless
Power supply	Internal battery or power cable from control box
Human checking	Flow sensing, air temperature sensing

External
Camera	External camera mounting around the review mirror
Night photo	White LED, and IR light
Control box	Support 24V and 12V
Motor Start Checking	Ignition checking, power checking, moving checking
PC software	One client side software, which able to set sample and input user information. Picture and events may also be downloaded. This is not web or server side software

Business Plan

We contracted with Well Electric, a company located in China, with experience in design and manufacture of ignition interlock devices, to design and manufacture the prototype ignition interlock device for us. Well Electric has designed and manufactured such a device for another company which markets and sells the interlock devices in Australia and the United States. The design specifications provide for these prototypes to be equipped with wireless capabilities, GPS, video and infrared technologies. Well Electric produced six prototype devices for us. We can purchase additional units at a cost of approximately $500 each for units with a camera and $400 each for units without a camera.

We received the initial delivery of the six prototype units in November 2014. We sent two of the devices to an independent certified testing laboratory in December 2014 to verify that they meet or exceed the guidelines for such interlock systems as published by the National Highway Transportation Safety Agency. We expect the testing certification process to take approximately five months and be completed in or about May 2015.

After successful certification, we will apply for state certification in California to be a certified provider and installer. States usually approve any ignition interlock device that has received certification from an independent testing laboratory that the device meets or exceeds the published guidelines in the Model Specifications for Breath Alcohol Ignition Interlock Devices published by the National Highway Transportation Safety Agency. State certification process typically takes approximately 90 days.

Each state’s department of motor vehicles maintains a list of their state’s approved ignition interlock providers. The list for each state is available through the website of that state’s department of motor vehicles. We believe that placement on the approved list of providers occurs once the provider’s ignition interlock device has received lab certification and we complete the state’s provider application and submit the lab test results.

After receiving such certification in California (or any other state to which we apply), we will appear on the list of approved ignition interlock installers provided to the DUI/DWI offenders by the relevant courts, the Department of Motor Vehicles or other programs (in California or in other states). After receiving the certification in California, we intend to open a storefront location and hire personnel to install, calibrate, remove and monitor the devices. We plan to expand to other states once our devices are approved and our franchise applications are approved.

We will lease ignition interlock devices only to those persons requiring the installation of such devices by a court, the Department of Motor Vehicles or other regulatory agency mandated program. We will not sell or lease the devices to the general public. The retail price to lease an ignition interlock device from us is estimated at between $100-$225 for installation, $75 per month lease, and $100 for removal.

The individual subject to the court order pays for the installation of the ignition interlock device. We will provide the on-going monitoring of the device by downloading data from the device at predetermined intervals according to state guidelines. The data will be collected and made available to the appropriate authorities for review. The data will show all alcohol tests and the pass/failure of each as well as missed tests and attempts to bypass or circumvent the system. The data will also reflect the time the car is being driven.

We anticipate a timeline as marked beside each item and known cost assessments to be paid as outlined in the table below.

	One Time Fee	Monthly Recurring Fee
Send to independent testing lab for certification (January 2015 – May 2015	$35,000	-
Apply for California approval of device (April 2015 – May 2015)	$100
Apply for approval as Bureau of Automotive Repair (“BAR”) licensed provider (April 2015 – May 2015)	$200
Legal fee	$5,000
Accounting Fee		$1,750
Storefront lease		$1,650

Monthly loan repayment (Commencing February 2015)		$3,205
Hire employees to install, monitor, calibrate & remove devices (May 2015 estimated monthly salary for 2 employees)		$5,600
Purchase additional units from Well Electric	$20,000

Currently, we have no ongoing operations and are still in the developmental stage. We have remaining $35,000 of anticipated expenses which is included in the table above along with other expenses we expect to incur and pay through 2015. As of March 20, 2015, we have approximately $174,000 in cash on hand remaining from the sale of common shares, a capital contribution, and a loan from our president. In order to meet the financial estimates outlined above, we will have to obtain additional capital by raising equity or debt financing through one or more transactions. We have not initiated any capital-raising activities. There can be no assurances that capital will be available to us on terms that are satisfactory to us, or at times when capital is needed, if at all.

Franchise Operations

As one means of generating revenue, we intend to sell franchises of the “Blow & Drive” business. To date, we have filed franchise applications in all fifty states. Once approved, we may begin to sell franchises in states that have approved our application and where we are a certified provider of interlock units. The franchises will adopt a uniform method of installing and servicing the interlock units, as a certified provider. Franchisees will be required to buy devices and parts from us for use in their business. The purchase of a franchise will include all manuals and equipment, and support and training, required to initially operate the business. To date we have sold no franchises and have generated no revenue from our franchise plans. We make no assurances that we will successfully sell franchises or that if we do, that we will generate meaningful revenues or profit from such sales.

Intellectual Property

We have not applied and do not intend to apply for a patent on the device or any of the technology contained therein. It is possible that other companies may develop similar or the same technology device and bring it to market. In addition, while Well Electric is developing and manufacturing the device under our specific Original Equipment Manufacturing specifications (i.e., it will have a unique model number and “look”), Well Electric has no other contractual obligation to us that would restrict it from developing similar devices for other companies which may compete with us. On January 16, 2015, we submitted two trademark applications at the United States Patent and Trademark Office: (i) “Blow & Drive Interlock” – recorded as application number 86495755, and (ii) “Blow & Drive” logo and design – recorded as application 8649666 (the “Trademark Applications”). There can be no assurance that the Trademark Applications will be approved and that U.S. Trademarks will be issued. We have submitted the Trademark Applications, in part, in conjunction with our franchising strategy. Currently, we claim common law rights in the trademarks, service marks and logos we use.

Manufacturing and Distribution

Well Electric, a manufacturing company located in Chenzan, China, manufactured and delivered an initial production of six ignition interlock devices in November 2014 using our own specifications, model number and outward design look. In December 2014, we sent two of those devices to an independent certified testing laboratory to obtain certification that the devices meet or exceed the guidelines in the Model Specifications of Breath Alcohol Ignition Interlock Devices published by the National Highway Traffic Safety Administration. We expect the testing certification process to be complete by May 2015.

After successful certification from the independent laboratory, we will apply for state certification in California. States usually approve any ignition interlock device that meets or exceeds the guidelines in the Model Specifications of Breath Alcohol Ignition Interlock Devices. The state certification process typically takes approximately 90 days. After we have received certification from the California State Department of Motor Vehicles for our ignition interlock devices, we intend to open a storefront location in Los Angeles County and hire personnel to install, calibrate, remove and monitor the devices. In addition, once we receive certification, we will apply for our name to appear on the list provided to offenders by the court or other regulatory agency as a certified provider of the device.

We are under no obligation to buy additional ignition interlock units from Well Electric. However, we can purchase additional units at a cost of approximately $500 each for units with a camera and $400 each for units without a camera. Well Electric can manufacture and deliver approximately 100 devices in approximately 30 days.

We will lease the device to the offender for the mandated required period at an annual price of $1,200 (including $75 monthly lease, installation and removal charges). After the mandated period has expired, the device will be returned to us and available for lease once again.

The Market for Ignition Interlock Devices

California first introduced an ignition interlock pilot program in the mid-1980’s as part of the legislature’s effort to combat drunk driving. Subsequently, the market for such devices has spread rapidly. According to the National Conference of State Legislatures, currently all fifty states and the District of Columbia have an ignition interlock law providing for the use of an interlock device in connection with DUI or DWI sentencing. Twenty-one states require that all first time offenders install an ignition interlock device; the other twenty-nine states do not require the installation of such a device for first time offenders but may require it for subsequent DUI or DWI offenses.

According to a study conducted by Philip Roth, PhD. and published by the National Highway Traffic Safety Administration, there were approximately 280,000 ignition interlock devices installed in vehicles across the U.S. in 2012. However, each year there are approximately 1,400,000 impaired driving arrests and 1,000,000 convictions. We anticipate that demand for required devices will continue to grow as organizations such as the Automobile Association of America (AAA), Mothers Against Drunk Driving (MADD), and The National Highway Traffic Safety Administration (NTSHA) push for federal adoption of mandatory Ignition Interlock Devices for all DUI/DWI offenders. However, there is no assurance that any such law may be proposed or adopted into law or that the market for mandatory installation of interlock devices will expand materially, if at all.

Governmental Regulations

The ignition interlock devices that we intend to market must be certified by the states in which we intend to market and lease the devices. Before applying for certification to any state, the devices are sent to an independent laboratory for testing and certification that the device meets or exceeds the guidelines published by the National Highway Traffic Safety Administration as the Model Specifications for Breath Alcohol Ignition Interlock Devices. Each state has its own set of certification guidelines that must be met. Typically the requirements for state certification are met once the device is certified by an independent laboratory as meeting or exceeding the National Highway Traffic Safety Administration’s published guidelines.

We submitted our device for testing by an independent testing laboratory in December 2014 and expect to receive the results by May 2015. We believe that the devices will be in substantial compliance with the regulations.

If our prototype devices meet the certification guidelines and are approved, we intend to submit the results to the department of motor vehicles initially in the State of California along with an application to be listed as an approved provider of ignition interlock devices.

In addition to approval of our ignition interlock device, we will need to apply to the State of California Bureau of Automotive Repair (BAR) to become a licensed provider of automobile repair in order to install and remove the devices. The process for such approval requires submitting an application to the Department of Consumer Affairs and payment of a $200 application fee. A representative from that department will visit our facility simply to ensure that there is the necessary space for the auto repair work intended to be performed. It does not certify or otherwise approve workmanship. The only auto repair work to be performed by us will be to install and remove the devices. Such work does not involve more than attaching the device to the steering column. We intend to start this licensing process by April 2015 and have been informed that it will take approximately 90 days.

Competition

We plan to compete for business with both foreign and domestic providers of ignition interlock devices. Many of our competitors are larger and may have substantially greater resources than we have. Currently, there are approximately fifteen other providers of ignition interlock devices. The leading providers have international sales and include Lifesafer, Guardian Interlock, Smart Start, and Draeger. Our competitors install and lease ignition interlock devices. Some of our competitors offer franchises, while others do not. Some of our competitors use the services of independent, third-party installers, whereas we plan to install the devices through our own retail locations or franchisees.

Strategic Partners and Suppliers

We do not design or manufacture the ignition interlock device that we intend to market and sell. We are using third party companies to design and manufacture such device. As such, we are relying on our contractual relationship with Well Electric to develop the ignition interlock prototype device to the standards required to meet federal and state guidelines. In addition, we will be using Well Electric as our manufacturer for additional devices.

Marketing Strategy

We have not yet conducted any advertising or marketing as our primary focus since inception has been developing our business plan and obtaining our prototype interlock devices. We are in the process of developing our marketing plan that we will use once the prototype is ready to enter the marketplace.

Research and Development

We have contracted with Well Electric to develop and manufacture the ignition interlock prototype devices for us. We have not undertaken any research or development in regard to the design of the device. We paid Well Electric, a company located in China with experience in design and manufacture of ignition interlock devices, $30,000 to design and manufacture the prototype ignition interlock device for us. Well Electric produced six prototype devices for us which we received in November 2014. Additional units can be purchased at a cost of approximately $500 for units with a camera and $400 each for units without a camera. There are no additional commitments from or to either party.

Employees

At present, our president, Mr. Wainer, is our sole officer and director. We have not paid to or accrued for Mr. Wainer any salary or other compensation and will not do so unless and until we raise or procure adequate capital (through operations, private financings, a primary public offering or otherwise) to pay any such compensation. In January 2015, we hired three employees to assist in testing our device for lab certification for a three-month period, which ends on March 31, 2015.

ITEM 1A. RISK FACTORS

As a smaller reporting company, as defined in Rule 12b-2 of the Securities Exchange Act of 1934, we are not required to furnish information under this item.

ITEM 1B. UNRESOLVED STAFF COMMENTS

As a smaller reporting company, as defined in Rule 12b-2 of the Securities Exchange Act of 1934, we are not required to furnish information under this item.

ITEM 2. PROPERTIES

Currently we use the offices of our president at 137 South Robertson Boulevard, Suite 129, Beverly Hills, California 90211 as our principal executive office. On February 1, 2014, we entered into a five-year lease with Ceres Avenue Trust for a storefront location at 731 Ceres Avenue, Los Angeles, California 90021 with monthly rental payments of $4,500 that commenced April 1, 2014. Although Ceres Avenue Trust is an entity controlled by the father of Mr. Wainer and the lease was not an arm’s-length transaction, we believe that the lease terms were appropriate for the location of the property. We did not pay the monthly rents on this location but had accrued them in our financial statements. On December 1, 2014, we entered into a Lease Cancellation and Termination Agreement with Ceres Avenue Trust. Pursuant to that agreement, we forfeited a security deposit of $18,000 that we had paid to Ceres Avenue Trust upon execution of the lease.

On January 21, 2015, we and Mr. Wainer entered into a two-year lease with Marsel Plaza LLC for a storefront location at 1080 South La Cienega Boulevard, Suite 304, Los Angeles, California 90035. Our base rent under the lease is $1,450 per month. The lease began on February 1, 2015.

ITEM 3. LEGAL PROCEEDINGS

There is no litigation pending or threatened by or against us.

ITEM 4. MINE SAFETY DISCLOSURES

We have no disclosure applicable to this item.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

There is currently no public market for our securities.

We have applied for quotation of our securities on the OTC Bulletin Board. The OTC Bulletin Board is a dealer-driven quotation service. Unlike the Nasdaq Stock Market, companies cannot directly apply to be quoted on the OTC Bulletin Board, only market makers can initiate quotes, and quoted companies do not have to meet any quantitative financial requirements. Any equity security of a reporting company not listed on the Nasdaq Stock Market or on a national securities exchange is eligible to be quoted on the OTC Bulletin Board.

Since inception through March 31, 2015, we have sold the following securities to 39 individuals which were not registered under the Securities Act of 1933. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe that each recipient of the securities had such knowledge and experience in financial and business matters (alone or together with an advisor) that the recipient was capable of evaluating the merits and risks of the investment in our securities. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were payable with respect to any of the following transactions.

Date	Name	Number of Shares	Consideration ($)

January 26, 2015	Zhaleh Javanford	5,000	2,500

January 22, 2015	Gurgen S. Harutyunyan	13,750	11,000

January 20, 2015	Elliot Javanford	15,000	7,500

January 12, 2015	Gurgen S. Harutyunyan	12,500	10,000

December 26, 2014	Stuart David Petlak	100,000	80,000

December 23, 2014	Stuart David Petlak	187,500	150,000

February 7, 2014	Laurence Wainer	9,700,000	970.00
	President, CEO & CFO

	Chaim K Wainer	990,000	99.00
	Dianne Wainer	990,000	99.00
	Michael Wainer	990,000	99.00
	Karen Ariella	990,000	99.00
July 9, 2013	James Cassidy	150,000	1,000.00
July 9, 2013	James McKillop	150,000	1,000.00
	Maria Avalos	10,000	1.00
	Anthony Blum	10,000	1.00
	Alan Brander	10,000	1.00
	Edo Burstyn	10,000	1.00
	Ruth Burstyn	10,000	1.00
	Thomas Feight	10,000	1.00
	Robert Garcia	10,000	1.00
	Elliot Javanfard	25,000	2.50
	Leah Javanfard	25,000	2.50
	Lauren Katz	10,000	1.00
	Akiva Kurtzman	10,000	1.00
	Ronete Kurtzman	10,000	1.00
	Joe Miller	10,000	1.00
	Stuart David Petlack	10,000	1.00
	Helena Naomi Petlack	10,000	1.00
	Ariella Rosenblatt	25,000	2.50
	Matthew Rosenblatt	25,000	2.50
	Franchisco Rossi	10,000	1.00
	Jimena Salazar	10,000	1.00
	Nathaniel Sandlow	10,000	1.00
	Alicia Silver	25,000	2.50
	David Silver	25,000	2.50
	Ira Silver	25,000	2.50
	Michelle Silver	75,000	7.50
	Rachel Silver	25,000	2.50
	Abraham Summers	10,000	1.00
	Westside Kollel,DBA LINK (3)	10,000	1.00
	Elon Winkler	25,000	2.50
	Karyn Winkler	25,000	2.50
	Natan Winkler	25,000	2.50
	Renee Winkler	75,000	7.50
		14,898,750

We have not declared any cash dividends on our common stock since inception and do not anticipate any in the future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors our board may deem relevant at that time.

ITEM 6. SELECTED FINANCIAL DATA

As a smaller reporting company, as defined in Rule 12b-2 of the Securities Exchange Act of 1934, we are not required to furnish information under this item.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated Financial Statements and Notes thereto appearing elsewhere in this report.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this document we make a number of statements, referred to as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. The safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 does not apply to us. We note, however, that these forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as “seek,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “budget,” “project,” “may be,” “may continue,” “may likely result,” and similar expressions. When reading any forward looking-statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of our company, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including those relating to:

●	whether or not our breath alcohol ignition interlock device receives the necessary certifications;

●	whether or not markets for our products develop and, if they do develop, the pace at which they develop;

●	our ability to attract and retain the qualified personnel to implement our growth strategies;

●	our ability to fund our short-term and long-term operating needs;

●	changes in our business plan and corporate strategies; and

●	other risks and uncertainties discussed in greater detail in the sections of this document.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this document as well as other public reports filed with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this document to reflect new events or circumstances unless and to the extent required by applicable law.

Overview

We are a development stage company that was incorporated in the State of Delaware in July 2013. As of the periods from inception, July 2, 2013 (inception), through the date of this report, we did not generate any revenue and incurred expenses and operating losses as part of our development stage activities. From July 2, 2013 (inception) to December 31, 2014, we experienced a net loss and accumulated deficit of $225,669 and total liabilities of $193,605 consisting primarily of notes payable to our president, Laurence Wainer.

We intend to market and lease a breath alcohol ignition interlock device which is a mechanism that is installed on the steering column of an automobile and into which a driver exhales. The device in turn provides a blood-alcohol concentration analysis. If the driver’s blood-alcohol content is higher than a certain pre-programmed limit, the device prevents the ignition from engaging and the automobile from starting. These devices are often required for use by DUI or DWI (“driving under the influence” or “driving while intoxicated”) offenders as part of a mandatory court or motor vehicle department program.

We paid Well Electric, a company located in China with experience in design and manufacture of ignition interlock devices, $30,000 to design and manufacture the prototype ignition interlock device for us. Well Electric produced six prototype devices for us which we received in November 2014. Additional units can be purchased at a cost of approximately $500 for units with a camera and $400 each for units without a camera.

We sent two of the devices to an independent certified testing laboratory in December 2014 to verify that they meet or exceed the guidelines for such interlock systems published by the National Highway Transportation Safety Agency. We expect the testing certification process to take approximately five months.

After successful certification from an independent testing laboratory, we will apply for state certification. We anticipate that we will begin our first certification in California. States usually approve any ignition interlock device that has obtained certification from an independent testing laboratory that the device meets or exceeds the standards published by the National Highway Transportation Safety Agency. The state certification process typically takes approximately 90 days.

After receiving state certification, we plan to open our initial storefront location in Los Angeles County, California and hire qualified personnel to install, calibrate, remove and monitor the devices. After such certification, we will also appear on the list of approved ignition interlock installers provided to the DUI/DWI offender by the Court, the Department of Motor Vehicles or other program.

Anticipated Timeline, Cost and Summary of Business Plan

The table below is a time line and cost estimate only. The dates are subject to change based upon unforeseen or unanticipated delays. The costs are estimates based on costs and prices available at this time.

We anticipate a timeline as marked beside each item and known cost assessments to be paid as outlined in the table below.

	One time Fee	Monthly Recurring Fees

Send to independent testing lab for certification	$35,000
(January 2015 - May 2015)
Apply for California approval of device
(April 2015 - May 2015)	$100
Apply for approval as Bureau of Automotive Repair (“BAR”) licensed provider	$200
(April 2015 - May 2015)
Legal fee	$5,000
Accounting fee		$1,750
Storefront lease		$1,650

Monthly loan repayment (Commencing February 2015)		$3,205
Hire employees to install, monitor, calibrate & remove devices		$5,600
(May 2015 estimated monthly salary for 2 employees)
Purchase additional units from Well Electric	$20,000
(May 2015, $500 per unit)

Given the above estimated costs and timeline, we anticipate that we will commence operations in May 2015.

As of December 31, 2014, we had $272,692 in cash on hand.

We have earned no revenues to date and our operations consist solely of contracting for the initial development of the design specifications for the interlock device and the production of a prototype device.

Once we obtain certification of our prototype, we anticipate that we will require additional capital to purchase additional devices and to open our initial retail store including hiring personnel qualified to work on the ignition interlock devices.

Revenues and Losses

Currently, we have no revenues and have not realized any profits. In order to succeed, we need to develop a viable strategy to market and commercialize our products. We have received a capital contribution from Laurence Wainer in the amount of $75,000 and effected a note with Mr. Wainer in the amount of $160,000. Also, we raised $230,456 in cash by issuing 4,852,500 shares of common stock. These funds have provided the initial funds necessary to enter into a contract with Well Electric for $30,000 for the design and manufacture of six prototype devices. Additional devices will cost approximately $500 per unit for units with a camera, and $400 for units without a camera.

Through December 31, 2014, we had an accumulated deficit since inception of $225,669 and as of December 31, 2014, we had approximately $272,692 cash on hand. We anticipate that these funds will be used as delineated in the table above.

Notes Payable

On February 16, 2014, we entered into a note payable agreement with Laurence Wainer, our sole director and sole officer. The note has a principal balance of $160,000 and bears interest at 7.75% per annum. Principal and interest payments are due in 60 equal monthly installments of $3,205 beginning in March 2014. We and Laurence Wainer have agreed to suspend the monthly payments on the note through January 30, 2015. On January 30, 2015, we began making payments on the loan in the amount of $3,205.

Additional Paid-In Capital

On April 7, 2014, Laurence Wainer contributed $75,000 as additional paid in capital. The prior management of the Company paid all incorporating and other expenses totaling $700 without expectation, then or at any future time, of repayment, and such is recorded as additional paid-in capital.

Potential Revenue

We intend to earn revenue from installation and leasing of our ignition interlock device to those persons who may be under court or other mandated programs to install ignition interlock devices on their automobiles. As another means of generating revenue, we intend to sell franchises of the “Blow & Drive” business. To date, we have filed franchise applications in all fifty states. Once approved, we may begin to sell franchises in states that have approved our application and where we are a certified provider of interlock units. Franchisees will be required to buy devices and parts from us for use in their business. To date we have sold no franchises and have generated no revenue from our franchise plans. We make no assurances that we will successfully sell franchises or that if we do, that we will generate meaningful revenues or profit from such sales.

Alternative Financial Planning

We have no alternative financial plans at the moment. If we are not able to successfully raise monies as needed through a private placement or other securities offering (including, but not limited to, a primary public offering of securities), or through revenue, our ability to survive as a going concern and implement any part of our business plan or strategy will be severely jeopardized.

Equipment Financing

We have no existing equipment financing arrangements.

Critical Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Development Stage and Capital Resources

Since our inception, we have devoted substantially all of our efforts to business planning. Accordingly, we are considered to be in the development stage. We have not generated revenues from our operations, and there is no assurance of future revenues.

There is no assurance that our activities will generate sufficient revenues to sustain our operations without additional capital, or if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to us. Accordingly, given our limited cash and cash equivalents on hand, we will be unable to implement our business plan and proposed operations unless we obtain additional financing or otherwise are able to generate revenues and profits. We may raise additional capital through sales of debt or equity, obtain loan financing or develop and consummate other alternative financial plans.

Discussion of Period ended December 31, 2013

During the period ended December 31, 2013, we had no substantive business operations.

As of December 31, 2013, we had not generated revenues and had no income or cash flows from operations since inception. At December 31, 2013, we had sustained a net loss of $1,900 and had an accumulated deficit of $1,900.

We do not anticipate that we will generate revenue sufficient to cover our planned operating expenses, and we must obtain additional financing in order to develop and implement our business plan and proposed operations. We anticipate that we will attempt to raise funds to meet our planned expenses by an equity offering of our securities, through loans from financial institutions or by contributions from our officers, directors or shareholders.

Discussion of Period ended December 31, 2014

As of December 31, 2014, we had not generated revenues and had no income or cash flows from operations. At December 31, 2014, we had cumulative net loss and accumulated deficit of $225,669.

We raised $235,000 from our largest shareholder, and $230,456 from the issuance of additional common shares to other parties and management believes that after these cash infusions, we have adequate working capital to operate at least through December 31, 2015 based on anticipated cash needs as delineated in the table included in previous pages of this filing.

Management’s plans also include selling our equity securities and obtaining debt financing to fund our capital requirements and on-going operations; however, there can be no assurance we will be successful in these efforts.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, as defined in Rule 12b-2 of the Securities Exchange Act of 1934, we are not required to furnish information under this item.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements listed in the accompanying Index to Financial Statements are attached hereto and filed as a part of this Report under Item 15.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

After our change in control to new management on February 6, 2014, the board of directors determined not to continue with our independent registered accounting firm and to engage a different accounting firm with whom they were familiar. On February 25, 2014, Anton & Chia, LLP, Newport Beach, California, the former accountants, were dismissed.

In connection with the audits of our financial statements for the period from July 2, 2013 (inception) to September 30, 2013 and the period July 2, 2013 (inception) through the date of dismissal, February 25, 2014, there were no disagreements with the former accountants, Anton & Chia, LLP, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreement(s), if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports.

On February 27, 2014, we engaged JPDH & Company as our independent registered public accounting firm. The decision to engage JPDH & Company as our independent registered public accounting firm was approved by our board of directors.

ITEM 9A. CONTROLS AND PROCEDURES

Pursuant to rules adopted by the Securities and Exchange Commission we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to rules promulgated under the Securities Exchange Act of 1934. This evaluation was done as of the end of the fiscal year under the supervision and with the participation of our principal executive officer (who is also the principal financial officer).

Based upon our evaluation, our principal executive and financial officer (Mr. Wainer performs both roles) concluded that, as of December 31, 2014, our existing disclosure controls and procedures were not effective. Disclosure controls and procedures means controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to management, including the principal executive and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. With only one officer in charge of such reporting controls, there is no backup to the oversight of such individual and thus such disclosure controls and procedures may not be considered effective.

We have engaged outside accounting and finance advisors to assist us in better implementing effective disclosure controls and procedures.

Management’s Report of Internal Control over Financial Reporting

We are responsible for establishing and maintaining adequate internal control over financial reporting in accordance with Rule 13a-15 of the Securities Exchange Act of 1934. Our president conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2014, based on the criteria establish in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that our internal control over financial reporting was ineffective as of December 31, 2014, based on those criteria. A control system can provide only reasonably, not absolute, assurance that the objectives of the control system are met and no evaluation of controls can provide absolute assurance that all control issues have been detected.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2014 and identified the following material weaknesses:

Inadequate segregation of duties: We have an inadequate number of personnel to properly implement control procedures.

Lack of Audit Committee and Outside Directors on the Company’s Board of Directors: We do not have a functioning audit committee or outside directors on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures.

Changes in Internal Control Over Financial Reporting

There have been no changes in our internal controls over financial reporting during our fourth fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B. OTHER INFORMATION

During the fourth quarter of the year ended December 31, 2014 and through the date of this filing, we issued the following securities that were not registered under the Securities Act and have not been included previously in a Current Report on Form 8-K. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe the recipient of the securities had such knowledge and experience in financial and business matters (alone or together with an advisor) that the recipient was capable of evaluating the merits and risks of the investment in our securities. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act:

On December 23, 2014, we sold 187,500 shares of restricted common stock to an individual investor at a purchase price of $0.80 per share.

On December 26, 2014, we sold 100,000 shares of restricted common stock to an individual investor at a purchase price of $0.80 per share.

On January 12, 2015, we sold 12,500 shares of restricted common stock to an individual investor at a purchase price of $0.80 per share.

On January 20, 2015, we sold 15,000 shares of restricted common stock to an individual investor at a purchase price of $0.50 per share.

On January 22, 2015, we sold 13,750 shares of restricted common stock to an individual investor at a purchase price of $0.80 per share.

On January 26, 2015, we sold 5,000 shares of restricted common stock to an individual investor at a purchase price of $0.50 per share.

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% beneficial owners are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of the Section 16(a) reports filed for the fiscal year ended December 31, 2014, we believe that all filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with except as follows:

Mr. James M. Cassidy, our former Director and President, did not file an initial report on Form 3 pertaining to his stock ownership. In addition, he did not timely file one report on Form 4 pertaining to one late reported transaction. The date of the transaction was February 6, 2014. The relevant report was filed on February 19, 2014.

Mr. James K. McKillop, our former Director and Vice President, did not file an initial report on Form 3 pertaining to his stock ownership. In addition, he did not timely file one report on Form 4 pertaining to one late reported transaction. The date of the transaction was February 6, 2014. The relevant report was filed on February 19, 2014.

Directors, Executive Officers and Control Persons

The name, age and positions of our director and executive officer are listed below:

Name	Age	Position	Year Commenced

Laurence Wainer	48	President, Chief Executive Officer, Chief Financial Officer, Director	2014

Laurence Wainer serves as our sole director and officer. Mr. Wainer has built his career as an entrepreneur in Southern California beginning with a vending business which he started while attending San Diego State University. From 2009 to 2011 Mr. Wainer built a tax resolution company, Authorized Tax Relief, located in Los Angeles, California. From 2011 to September 2013, Mr. Wainer was employed as a consultant for LWIN Consulting. Mr. Wainer founded Blow & Drive Interlock Corporation in 2014 as a result of his commitment to help create safer roads for sober drivers, having been personally affected by drunk drivers.

Director Independence

Pursuant to Rule 5605(a)(2) of the NASDAQ Stock Market, one of the definitions of an independent director is a person other than an executive officer or employee of a company. Our board of directors has reviewed the materiality of any relationship that our sole director has with us, either directly or indirectly. Based on this review, the board has determined that our sole director is not an independent director as that term is defined by NASDAQ Stock Market Rule 5605(a)(2).

Corporate Governance and Code of Ethics

We do not have a nominating or audit committee of the board of directors, and have not yet adopted a Code of Ethics. At this time, we have only one director on our board who is also our sole officer. We anticipate adopting a Code of Ethics once our business operations are in place and we can expand our board of directors. Similarly, at such time as we have an expanded board of directors, the new management of the Company may review and implement, as necessary, nominating and/or audit committees.

ITEM 11. EXECUTIVE COMPENSATION

Executive Compensation

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below for the fiscal years ended December 31, 2014 and December 31, 2013. The following table summarizes all compensation for fiscal years 2014 and 2013 received by our Chief Executive Officer, and the Company’s two most highly compensated executive officers who earned more than $100,000 in fiscal year 2014.

Summary Compensation Table for 2014 and 2013 Fiscal Years

NAMED EXECUTIVE OFFICER AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	NON-QUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMP. ($)	TOTAL ($)

Laurence Wainer (1)	2014	$–	$–	$–	$–	$–	$–	$–	$–
President, CEO, Director	2013	$–	$–	$–	$–	$–	$–	$–	$–

James Cassidy (2)	2014	$–	$–	$–	$–	$–	$–	$–	$–
Former President, Director	2013	$–	$–	$–	$–	$–	$–	$–	$–

James McKillop (2)	2014	$–	$–	$–	$–	$–	$–	$–	$–
Former Vice President, Director	2013	$–	$–	$–	$–	$–	$–	$–	$–

(1)	Mr. Wainer was appointed President, Chief Executive Officer, Chief Financial Officer and Director on February 6, 2014.

(2)	Mr. Cassidy and Mr. McKillop each resigned as officers and directors effective February 6, 2014.

Discussion of Compensation Table

We have not paid compensation to any officer or director since our inception in July 2013. Mr. Wainer was issued 9,700,000 shares of common stock for an aggregate purchase price of $970.

Employment Agreements

We have not entered into employment agreements with any of our employees or officers.

Anticipated Officer and Director Remuneration

We have not to date paid any compensation to any officer or director nor is any compensation owed to any officer or director as of December 31, 2014 and December 31, 2013. We intend to begin to pay annual salaries to all our officers and will pay an annual stipend to our directors when, and if, we complete a primary public offering for the sale of securities and/or we reach profitability, experience positive cash flow and/or obtains additional funding. At such time, we anticipate offering cash and non-cash compensation to officers and directors. In addition, although not presently offered, we anticipate that our officers and directors will be provided with a group health, vision and dental insurance program at subsidizes rates, or at the sole expense of the Company, as may be determined on a case-by-case basis. In addition, we plan to offer 401(k) matching funds as a retirement benefit, paid vacation days and paid holidays.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of March 31, 2015, with respect to the ownership of our common stock, by (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of each class of our capital stock, (ii) each of our directors and director nominees (if any), (iii) each of our named executive officers and (iv) all of our executive officers and directors as a group. The term “executive officer” is defined as the President/Chief Executive Officer, Secretary, Chief Financial Officer/Treasurer, any vice-president in charge of a principal business function (such as administration or finance), or any other person who performs similar policy making functions for the Company. We believe that each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by them, subject to community property laws where applicable, excepted where otherwise noted:

TITLE OF CLASS	NAME AND ADDRESS	AMOUNT OF BENEFICIAL OWNERSHIP (1)	PERCENT OF BENEFICIAL OWNERSHIP
Common Stock	Laurence Wainer, Chief Executive Officer and Director 137 S. Robertson Blvd., Suite 129 Beverly Hills, CA 90211	9,700,000 shares	66.1%
Common Stock	James M. Cassidy, former President and Director 215 Apolena Avenue Newport Beach, CA 92662	150,000 shares	1.0%
Common Stock	James K. McKillop, former Vice President and Director 9454 Wilshire Blvd., Suite 612 Beverly Hills, CA 90212	150,000 shares	1.0%
Common Stock	Michael Wainer 137 S. Ledoux Rd. Beverly Hills, CA 90211	990,000 shares	6.6%
Common Stock	Chaim K. Wainer 137 S. Ledoux Rd. Beverly Hills, CA 90211	990,000 shares	6.6%
Common Stock	Karen Ariella 137 S. Ledoux Rd. Beverly Hills, CA 90211	990,000 shares	6.6%
Common Stock	Dianne Wainer 137 S. Ledoux Rd. Beverly Hills, CA 90211	990,000 shares	6.6%
Common Stock	All Current Directors and Executive Officers as a Group (1 member)	9,700,000 shares	66.1%

(1) Based on 14,898,750 shares of Common Stock outstanding on the transfer records of the Company as of March 31, 2015.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The following describes all transactions since January 1, 2013, and all proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

All of the beneficial owners of more than five percent of our common stock are related to Laurence Wainer, the sole officer and director of the Company. Chaim and Dianne Wainer are the parents of Laurence Wainer, Michael Wainer is the brother of Laurence Wainer and Karen Ariella is the niece of Laurence Wainer. Each of these individuals is listed as a selling shareholder in the Registration Statement on Form S-1 that we filed with the SEC and which became effective on December 19, 2014.

On February 16, 2014, we entered into a note payable agreement with Laurence Wainer, the director, President and sole officer of the Company. The note has a principal balance of $160,000 and bears interest at 7.75% per annum. Principal and interest payments are due in 60 equal monthly installments of $3,205 beginning in March 2014. We and Mr. Wainer entered into an additional agreement effective April 2014 suspending loan repayments until January 30, 2015. On January 30, 2015, we began making payments on the loan in the amount of $3,205.

Currently we use the offices of our president at 137 South Robertson Boulevard, Suite 129, Beverly Hills, California 90211 as our principal executive office.

On February 1, 2014, we entered into a five-year lease with Ceres Avenue Trust for a storefront location at 731 Ceres Avenue, Los Angeles, California 90021 with monthly rental payments of $4,500 that commenced April 1, 2014. Although Ceres Avenue Trust is an entity controlled by the father of Mr. Wainer and the lease was not an arm’s-length transaction, we believe that the lease terms were appropriate for the location of the property. We did not pay the monthly rents on this location but had accrued them in our financial statements. On December 1, 2014, we entered into a Lease Cancellation and Termination Agreement with Ceres Avenue Trust. Pursuant to that agreement, we forfeited a security deposit of $18,000 that we had paid to Ceres Avenue Trust upon execution of the lease.

James Cassidy and James McKillop were both former officers and directors of the Company. Mr. Cassidy and Mr. McKillop were involved with the Company prior to the change in control and may be considered promoters of the Company. Messrs. Cassidy and McKillop each initially owned 10,000,000 shares of common stock of the Company for which each paid $1,000. As part of the change of control, Messrs. Cassidy and McKillop each consented to the redemption of 9,850,000 shares of the common stock held by each of them for a redemption price of $875 each. Each of Messrs. Cassidy and McKillop retained 150,000 shares and is listed as a selling shareholder in the Registration Statement on Form S-1 that we filed with the Securities and Exchange Commission and which became effective on December 19, 2014. As the initial shareholder/officer of the Company, Mr. Cassidy provided services to the Company without charge, including preparation and filing of the corporate documents and preparation of the initial registration statement.

ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES

We have no activities, no income and no expenses except for independent audit and incorporation and Delaware state fees. Our current and former president donated their time in preparation and filing of all state and federal required taxes and reports.

Audit Fees

The aggregate fees incurred for each of the last two years for professional services rendered by the independent registered public accounting firm for the audits of our annual financial statements and review of financial statements included in our Form 10-K and Form 10-Q reports and services normally provided in connection with statutory and regulatory filings or engagements were as follows:

	December 31, 2014	December 31, 2013

Audit Fees (1)	$12,500	$—
Audit Related Fees (2)	10,000	5,000
Tax Fees (3)	—	—
All Other Fees (4)	—	—
	$22,500	$5,000

(1) Audit Fees include fees and expenses for professional services rendered in connection with the audit of our financial statements for 2014 and 2013 and for reviews of the financial statements included in each of our quarterly reports on Form 10-Q during 2014 and 2013.

(2) Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Included in Audit Related Fees for 2014 and 2013 are fees and expenses related to reviews of registration statements and SEC filings other than Forms 10-K and 10-Q and Form S-1 filings.

(3) Tax Fees include the aggregate fees billed during years 2014 and 2013 for professional services for preparation of income tax returns.

(4) All Other Fees consist of fees paid for products and services other than the services reported above.

We do not currently have an audit committee serving and as a result our board of directors performs the duties of an audit committee. The board of directors will evaluate and approve in advance, the scope and cost of the engagement of an auditor before the auditor renders audit and non-audit services.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES

The following documents are filed as part of this report on Form 10-K:

1. Financial Statements for the years ended December 31, 2014 and 2013:

Report of Independent Registered Public Accounting Firm

Balance Sheets

Statements of Operations

Statements of Changes in Stockholders’ Equity

Statements of Cash Flows

Notes to Financial Statements

FINANCIAL STATEMENTS

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Blow & Drive Interlock Corporation

We have audited the accompanying balance sheets of Blow & Drive Interlock Corporation formerly known as Jam Run Acquisition Corporation as of December 31, 2013 and 2014, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for the period from July 2, 2013 (inception) through December 31, 2013 and for the year ended December 31, 2014. Blow & Drive Interlock Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blow & Drive Interlock Corporation as of December 31, 2013 and 2014 and the results of its operations and its cash flows for the period from July 2, 2013 (inception) through December 31, 2013 and for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/ JDPH & Company
Irvine, California
March 18, 2015

F-1

Blow & Drive Interlock Corporation

Balance Sheets

	December 31,
	2014	2013
Assets
Current Assets
Cash	$272,692	$2,000
Total current assets	272,692	2,000

Other assets
Property and equipment	2,400	-
Total assets	$275,092	2,000

Liabilities and Stockholders’ Equity
Current liabilities
Accrued interest - related party	$9,412	$-
Accrued expenses	24,400	-
Taxes payable	2,000	1,200
Note payable - related party	48,994	-
Total current liabilities	84,806	1,200

Note payable - related party, net of current portion	108,799	-
Total liabilities	193,605	1,200

Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; none outstanding	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 14,852,500 and 20,000,000 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	1,485	2,000
Additional paid-in capital	305,671	700
Deficit accumulated during the development stage	(225,669)	(1,900)
Total stockholders’ equity (deficit)	81,487	800
Total Liabilities and Stockholders’ Equity	$275,092	$2,000

The accompanying notes are an integral part of the financial statements

F-2

Blow & Drive Interlock Corporation

Statements of Operations

	Year Ended December 31, 2014	For the Period From July 2, 2013 (Inception) to December 31, 2013

Sales	$-	$-
Cost of sales	-	-
Gross Profit	-	-

Operating expenses
Professional fees	136,548	-
General and administrative	40,010	1,100
Research and development	35,200	-
Total operating expenses	211,758	1,100

Loss from operations	(211,758)	(1,100)

Other income (expense)
Interest expense	10,411	-

Income (loss) before income taxes	(222,169)	(1,100)

Income taxes	1,600	800

Net (loss)	$(223,769)	$(1,900)

Loss per common share-basic and diluted	$(0.02)	$(0.00)

Weighted average number of common shares outstanding-basic and diluted	14,426,116	20,000,000

The accompanying notes are an integral part of the financial statements

F-3

Blow & Drive Interlock Corporation

Statement of Changes in Stockholders’ Equity

			Additional	Stock
		Common	Paid-	Subscription	Accumulated
	Shares	Stock	In Capital	Receivable	Deficit	Total
Balance at July 2, 2013 (Inception)	-	$-	$-	$-	$-	$-
Issuance of common stock for cash	20,000,000	2,000	-	-	-	2,000
Additional paid-in capital	-	-	700	-	-	700
Net loss	-	-	-	-	(1,900)	(1,900)
Balance at December 31, 2013	20,000,000	2,000	700	-	(1,900)	800
Repurchase of common stock	(19,700,000)	(1,970)	-	-	-	(1,970)
Issuance of common stock for services	9,700,000	970	-	-	-	970
Issuance of common shares	4,852,500	485	229,971	-	-	230,456
Additional paid-in capital	-	-	75,000	-	-	75,000
Net loss	-	-	-	-	(223,769)	(223,769)
Balance at December 31, 2014	14,852,500	1,485	305,671	-	(225,669)	81,487

The accompanying notes are an integral part of the financial statements

F-4

Blow & Drive Interlock Corporation

Statements of Cash Flows

		For the Period From
	For the year Ended	July 2, 2013 (inception)
	December 31, 2014	December 31, 2013
Cash Flows From Operating Activities
Net loss	$(223,769)	$(1,900)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Common stock issued for services	970	-
Changes in:
Accrued interest and liabilities	34,612	1,200
Net cash used in operating activities	(188,187)	(700)

Cash Flows From Investing Activities
Purchase of fixed assets	(2,400)	-
Net cash (used) in investing activities	(2,400)	-

Cash Flows From Financing Activities
Proceeds from issuance of common stock	230,456	2,000
Repayments of notes payable - related party	(2,207)	-
Repurchase of common shares	(1,970)	-
Proceeds from note payable - related party	160,000	-
Shareholder contributions	75,000	700
Net cash provided by financing activities	461,279	2,700
Net increase in cash	270,692	2,000
Cash at beginning of period	2,000	-
Cash at end of period	$272,692	$2,000

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$998	$-
Taxes	$800	$-

Non-cash transactions:
Common stock issued for services	$970	$-

The accompanying notes are an integral part of the financial statements

F-5

Blow & Drive Interlock

Notes to the Financial Statements

Note 1: Nature of Operations and Summary of Significant Policies

Nature of Operations

Blow & Drive Interlock (the “Company”) was incorporated on July 2, 2013 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. The Company is a development-stage SEC reporting company that intends to marker and lease alcohol ignition interlock devices to DUI/DWI offenders as part of their mandatory court or motor vehicle department programs.

The Company envisions that it will develop its market of such interlock devices through franchises, distributorships and independent installers.

Basis of Presentation

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality banking institutions. From time to time, the Company may maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit.

Fair Value of Financial Instruments (other than Derivative Financial Instruments)

The carrying amounts reported in the balance sheets for cash and cash equivalents approximate fair value because of the immediate or short-term maturity of these financial instruments.

Income Taxes

Under ASC 740, “Income Taxes”, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

Loss per Common Share

The Company has adopted ASC 260 “Earnings Per Share”. Basic loss per common shares excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the entity. As of December 31, 2014, there are no outstanding dilutive securities.

F-6

Fair Value of Financial Instruments

FASB ASC 820 “Fair Value Measurements and Disclosures” establishes a three-tier fair value hierarchy, which priorities the inputs in measuring fair value. The hierarchy priorities the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

These tiers include:

Level 1:	defined as observable inputs such as quoted prices in active markets;

Level 2:	defined as inputs other than quoted prices in active markets that is either directly or indirectly observable; and

Level 3:	defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying amounts of financial assets and liabilities, such as cash and accrued liabilities approximate their fair values because of the short maturity of these instruments.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over three to five years. Improvements to leased property are depreciated over the life of the lease or the life of the improvement, whichever is less.

Revenue

The Company has no revenue as of December 31, 2014.

Note 2: Going Concern

The Company has sustained a cumulative net loss and accumulated deficit of $225,669, since inception of the Company on July 2, 2013. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations. During, 2014, the Company raised approximately $235,000 from its largest shareholder (see note 4) and an additional $230,000 from stock sales in December 2014. Management believes that after these cash infusions, the Company has adequate working capital to operate through December 31, 2015 based on these infusions.

Management’s plans also include selling its equity securities and obtaining debt financing to fund its capital requirement and on-going operations; however, there can be no assurance the Company will be successful in these efforts.

There is no assurance that the Company will ever be profitable. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Note 3: Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-10, “Development Stage Entities (Topic 915)” which is in effect for reporting periods beginning after December 15, 2014, however early adoption is permitted and the Company has adopted this update for the year ended December 31, 2014. The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

F-7

Note 4: Property and equipment

The Company has received six prototype devices in November 2014 of which are currently under testing with a combined value of $2,400 at December 31, 2014. As the units have not been placed in service, no depreciation is being taken.

Note 5: Accrued Liabilities

At December 31, 2014, the Company has accrued professional fees for costs of $24,400, interest payable – related party for $9,412 and taxes payable of $2,000.

Note 6: Taxes

The FASB Topic on Income Taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. There were no unrecognized tax benefits as of December 31, 2043 and 2013.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties on the Company’s consolidated balance sheets at December 31, 2014 or December 31, 2013, and has not recognized interest and/or penalties in the consolidated statements of operations for the years ended December 31, 2014 and 2013.

The Company has not completed a formal Section 382 analysis regarding the limitation of net operating loss carryforwards. As such, the Company’s net operating loss carryforwards may be limited if an ownership change occurred. The Company does not presently plan to complete a formal Section 382 analysis, and there is a full valuation allowance against its deferred tax assets for net operating losses. The company plans to perform a formal Section 382 analysis if there is sufficient taxable income in future years to begin utilizing its net operating loss carryforwards.

At December 31, 2014 and 2013, the Company had a cumulative federal operating loss carryforwards of approximately $225,000 and $2,000, respectively, which begins to expire in 2033.

Note 7: Note payable

On February 16, 2014, the Company entered into a note payable agreement with Laurence Wainer, the director, President and sole officer of the Company. The note has a principal balance of $160,000 and bears interest at 7.75% per annum. Principal and interest payments are due in 60 equal monthly installments beginning in March 2014 of $3,205. The Company and Laurence Weiner entered into an additional agreement effective April 2014 suspending loan repayments until January 2015. As of January 2015, the payments have resumed. The principal payments related to this note for the future years ended December 31, are as follows.

Year	Payments
2015	$48,994
2016	31,118
2017	33,617
2018	39,218
2019	4,836
$157,783

Note 8: Equity

In April 2014 the Company received $75,000 as additional paid in capital from Laurence Wainer, Chief Executive officer of the Company.

Note 9: Subsequent Events

On January 21, 2015 the Company entered into a twenty – four month lease agreement. The lease requires monthly payments of base rent of $1,450, commencing on February 1, 2015.

The Company issued 46,250 common shares in the month of January 2015 for $31,000.

F-8

2. Exhibits

3.1	Articles of Incorporation of Blow & Drive Interlock Corporation (1)

3.2	By-laws of Blow & Drive Interlock Corporation (1)

4.1	Form of Common Stock Certificate (1)

10.1	Agreement with Tiber Creek Corporation (3)

10.2	Promissory Note between Blow & Drive Interlock Corporation and Laurence Wainer dated February 16, 2014 (3)++

10.3	Form of Subscription Agreement (3)

10.4	Agreement with Well Electric (C4 Development Ltd.) dated January 23, 2014 (4)

10.5	Property Lease Agreement with Ceres Ave Trust dated February 1, 2014 (4)

10.6	Form of Subscription Agreement (5)

10.7	Lease Cancellation and Termination Agreement (6)

10.8	Lease dated January 21, 2015 with Marsel Plaza LLC (6)

16.1	Letter from Former Certifying Public Accountant (2)

31.1	Certification of our Chief Executive Officer and Chief Financial Officer, pursuant to Securities Exchange Act rules 13a-14(a) and 15d-14(a) as adopted pursuant to Section 302 of the Sarbanes Oxley Act of 2002.*

32.1	Statement of our Chief Executive Officer and Chief Financial Officer under Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. Section 1350)*

* Filed herewith

++ Indicates a management contract or compensatory plan or arrangement

(1) Filed with the Company’s Registration Statement on Form 10-12G (File No. 000-55053) filed on September 30, 2013 and incorporated by reference.

(2) Filed with the Company’s Current Report on Form 8-K dated March 30, 2014 and incorporated by reference.

(3) Filed with the Company’s Registration Statement on Form S-1/A (File No. 333-196472) filed on July 24, 2014 and incorporated by reference.

(4) Filed with the Company’s Registration Statement on Form S-1/A (File No. 333-196472) filed on September 29, 2014 and incorporated by reference.

(5) Filed with the Company’s Current Report on Form 8-K dated February 24, 2015 and incorporated by reference.

(6) Filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Commission on March 30, 2015.

Information from the Company’s Current Reports on Form 8-K (Filed December 2, 2015, November 12, 2015, November 3, 2015, October 19, 2015, September 11, 2015, May 11, 2015 and February 24, 2015)

February 24, 2015

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On dates between December 23, 2014 and January 26, 2015, Blow & Drive Interlock Corporation (“we”) entered into subscription agreements with 4 investors pursuant to which we sold the investors an aggregate of 333,750 shares of our common stock for an aggregate purchase price of $261,000. The sales were made at purchase prices per share of common stock ranging from $0.50 to $0.80.

Pursuant to the subscription agreements, the investors are entitled to have the shares purchased thereunder included in our next registration statement, other than a registration statement related solely to the sale of securities to participants in a stock plan, a Form S-4 registration statement or a registration on any other form that does not include substantially the same information as would be required to be included in a registration statement covering the resale of the investors’ shares.

The foregoing description of the subscription agreements does not purport to be complete and is qualified in its entirety by the form of subscription agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

The foregoing issuances were effected in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended. The recipients were provided information about us and an investment in our common stock and the issuances did not involve any form of general solicitation or general advertising.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) EXHIBITS

EXHIBIT NO.	DESCRIPTION

10.1	Form of Subscription Agreement (Dec. 2014/Jan. 2015)*

*Incorporated by reference to Current Report on Form 8-K filed with the Commission on February 24, 2015

May 11, 2015

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

On dates between April 3, 2015 and April 21, 2015, we entered into subscription agreements with four (4) non-affiliate investors pursuant to which we sold the investors an aggregate of 108,000 shares of our common stock for an aggregate purchase price of $54,000. The sales were made at $0.50 per share.

Pursuant to the subscription agreements, the investors are entitled to have the shares purchased thereunder included in our next registration statement, other than a registration statement related solely to the sale of securities to participants in a stock plan, a Form S-4 registration statement or a registration on any other form that does not include substantially the same information as would be required to be included in a registration statement covering the resale of the investors’ shares.

The foregoing description of the subscription agreements does not purport to be complete and is qualified in its entirety by the form of subscription agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

The foregoing issuances were effected in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended. The recipients were provided information about us and an investment in our common stock and the issuances did not involve any form of general solicitation or general advertising.

SECTION 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

SECTION 8 – Other Events

Item 8.01 Other Events

With the sales of our common stock described in Item 1.01 above, our management has elected to close this offering of our common stock. For the offering as a whole, between December 23, 2014 and April 21, 2015, we sold an aggregate of 441,750 shares of our common stock to seven (7) non-affiliate investors in exchange for $315,000. The offering was conducted solely through our management team.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

10.1 (1)	Form of Subscription Agreement (Dec. 2014 – April 2015)

(1)	Incorporated by reference from the Current Report on Form 8-K filed with the Commission on February 24, 2015.

September 11, 2015

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

On September 4, 2015, we entered into an Exclusive Distribution Agreement with Theenk Inc. (“Theenk”), under which we granted Theenk the exclusive right to lease, install, service, remove and support our proprietary breath alcohol ignition interlock device (the “BDI-747/1”) in the state of Kansas. In exchange for the exclusive rights, Theenk agreed to pay us a onetime software license and support fee of $35,000 (which will be refunded in the event the BDI-747/1 is not certified as an approved interlock device in the state of Kansas within 60 days after the execution of the agreement), as well as a $150 per unit registration fee and $35 per month for each BDI-747/1 unit Theenk has in its inventory or on the road beginning thirty (30) days after Theenk receives the unit.

On September 5, 2015, we entered into an Exclusive Distribution Agreement with J C Lopez (“Lopez”), under which we granted Lopez the exclusive right to lease, install, service, remove and support our proprietary breath alcohol ignition interlock device (the “BDI-747/1”) in the states of Arizona and Nevada, and non-exclusively in the state of California. In exchange for these rights, Lopez agreed to pay us a onetime software license and support fee of $50,000, as well as $25 per month for each BDI-747/1 unit Lopez has in its inventory beginning thirty (30) days after Lopez receives the unit.

On September 11, 2015, we entered into an Independent Contractor Agreement with Laurence Wainer, in order to outline the terms under which Mr. Wainer is serving as our Chief Executive Officer. Under the terms of the agreement, Mr. Wainer will be paid compensation of $4,000 per month for performing services as our Chief Executive Officer. The agreement is for a one year term.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

10.1	Exclusive Distribution Agreement with Theenk Inc dated September 4, 2015*

10.2	Exclusive Distribution Agreement with J C Lopez dated September 5, 2015*

10.3	Independent Contractor Agreement with Laurence Wainer dated September 11, 2015*

*Incorporated by reference from Current Report on Form 8-K filed with the Commission on September 11, 2015.

October 19, 2015

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

As previously reported on a Current Report on Form 8-K filed with the Commission on September 11, 2015, we entered into an Exclusive Distribution Agreement with J C Lopez (“Lopez”) on September 5, 2015, under which we granted Lopez the exclusive right to lease, install, service, remove and support our proprietary breath alcohol ignition interlock device (the “BDI-747/1”) in the states of Arizona and Nevada, and non-exclusively in the state of California. In exchange for these rights, Lopez agreed to pay us a onetime software license and support fee of $50,000, as well as $25 per month for each BDI-747/1 unit Lopez has in its inventory beginning thirty (30) days after Lopez receives the unit. On October 5, 2015 we received notification from the state of Arizona that the BDI-747/1 was approved as an authorized ignition interlock device in the state. As a result, on October 7, 2015, we received the remainder of the license and support fee from Lopez.

SECTION 8 – Other Events

Item 8.01 Other Events

As of October 13, 2015, the BDI-747/1 is approved as an ignition interlock device in California, Oregon, Arizona, Kentucky, Oklahoma and Texas. We have applied for approval of the BDI-747/1 in several other states and are currently going through the application and review process.

November 3, 2015

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant’s Certifying Accountant.

Dismissal of Previous Independent Registered Public Accounting Firm

On October 27, 2015, our Board of Directors approved the dismissal of JDPH & Company as our independent auditor, effective immediately, and notified them of such dismissal.

JDPH & Company audited our financial statements, including our balance sheets as of December 31, 2013 and 2014, and the related statements of operations, stockholders’ equity and comprehensive income, and cash flows for the period from July 2, 2013 (inception) through December 31, 2013 and for the year ended December 31, 2014. The audit report of JDPH & Company on our financial statements for the period stated above (the “Audit Period”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles

During the fiscal periods ended December 31, 2014 and 2013 and through JDPH & Company’s dismissal on October 27, 2015, there were (1) no disagreements with JDPH & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of JDPH & Company, would have caused JDPH & Company to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

We furnished JDPH & Company with a copy of this disclosure on October 30, 2015, providing JDPH & Company with the opportunity to furnish the Company with a letter addressed to the Commission stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of JDPH & Company’s letter to the SEC is filed as Exhibit 16.1 to this Report.

Engagement of New Independent Registered Public Accounting Firm

Concurrent with the decision to dismiss JDPH & Company as our independent auditor, the Board of Directors appointed Robert R. Redwitz & Co. - An Accounting and Consulting Corporation (“Redwitz”) as our independent auditor.

During the years ended December 31, 2014 and 2013 and through October 27, 2015, neither the Company nor anyone acting on its behalf consulted Redwitz with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that Redwitz concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

16.1	Letter dated October 30, 2015 from JDPH & Company*

*Incorporated by reference from Current Report on Form 8-K filed with the Commission on November 3, 2015.

November 12, 2015

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

On November 9, 2015, we entered into an Exclusive Distribution Agreement with Stephen Ferraro (“FERRARO”), under which we granted FERRARO the exclusive right to lease, install, service, remove and support our proprietary breath alcohol ignition interlock device (the “BDI-747/1”) in Lubbock County, Texas, as well as several surrounding counties in Texas. In exchange for the exclusive rights, FERRARO agreed to pay us a onetime software license and support fee of $10,000, as well as a $150 per unit registration fee and $35 per month for each BDI-747/1 unit FERRARO has in his inventory or on the road beginning thirty (30) days after FERRARO receives the unit. We received the $10,000 license and support fee on or about November 9, 2015.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

10.1	Exclusive Distribution Agreement with FERRARO dated November 9, 2015*

*Incorporated by reference from Current Report on Form 8-K filed with the Commission on November 12, 2015.

December 2, 2015

SECTION 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On November 24, 2015, we entered into an agreement with David Petlak, one of our existing non-affiliate shareholders, and issued a 10% interest bearing convertible debenture for $50,000 due on November 19, 2017. The loan is convertible at 70% of the average of the closing prices for the common stock during the five trading day prior to the conversion date, but may not be converted if such conversion would cause the holder to own more than 9.9% of our outstanding common stock after giving effect to the conversion (which limitation may be removed by the holder upon 61 days advanced notice to the company). In connection with the issuance of the promissory note, we issued Mr. Petlak a warrant to purchase 80,000 shares of our common stock at an exercise price of $0.80 per share. The warrant has an exercise period of two years from the date of issuance. The issuance of the promissory note and warrant was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor was sophisticated, familiar with our operations, and there was no solicitation.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

10.1*	Securities Purchase Agreement entered into with David Petlak

10.2*	Convertible Promissory Note issued to David Petlak

10.3*	Common Stock Purchase Warrant issued to David Petlak

*Incorporated by reference from Current Report on Form 8-K filed with the Commission on December 2, 2015.

Information from the Company’s Quarterly Report on Form 10-Q for Quarter Ended September 30, 2015 (filed on November 16, 2015)

PART I - FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements

Blow & Drive Interlock Corporation

Consolidated Balance Sheets

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current Assets
Cash	$11,697	$272,692
Accounts receivable	32,500	-
Total current assets	44,197	272,692
Other assets
Prepaid expenses	2,828	-
Deposit	6,225	-
Property and equipment	64,394	2,400
Total assets	$117,644	$275,092

Liabilities and Stockholders’ Equity
Current liabilities
Accrued interest - related party	$-	$9,412
Accrued expenses	45,487	24,400
Accrued payroll liabilities	1,769	-
Deferred revenue	92,885	-
Taxes payable	2,800	2,000
Beneficial conversion feature - derivative liability	12,755	-
Note payable - related party	54,227	48,994
Total current liabilities	209,923	84,806

Long - term liabilities
Note payable - related party, net of current portion	92,828	108,799
Convertible note payable, net	4,887	-
Total liabilities	307,638	193,605

Stockholders’ equity
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; none outstanding	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 15,004,000 and 14,852,500 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	1,500	1,485
Additional paid-in capital	411,764	305,671
Deficit accumulated during the development stage	(603,258)	(225,669)
Total stockholders’ equity	(189,994)	81,487
Total liabilities and stockholders’ equity	$117,644	$275,092

The accompanying notes are an integral part of the financial statements

Blow & Drive Interlock Corporation

Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2015	Sept. 30, 2014	Sept. 30, 2015	Sept. 30, 2014
Sales	$2,134	$-	$2,134	$-
Cost of sales	801	-	801	-
Gross Profit	1,333	-	1,333	-
Operating expenses
Payroll	40,658	-	133,152	-
Professional fees	12,554	17,491	59,554	96,523
General and administrative	56,165	18,318	106,027	45,116
Research development	2,155	-	59,785	-
Total operating expenses	111,532	35,809	358,518	141,639

Loss from operations	(110,199)	(35,809)	(357,185)	(141,639)

Other income (expense)
Interest expense	6,575	3,137	12,619	7,212
(Gain) / loss on changes in fair value of derivative liability	6,985	-	6,985	-
Income (loss) before income taxes	(123,759)	(35,809)	(376,789)	(141,639)
Income taxes	-	-	800	800
Net (loss)	$(123,759)	$(35,809)	$(377,589)	$(142,439)
Loss per common share-basic and diluted	$(0.01)	$(0.00)	$(0.03)	$(0.01)
Weighted average number of common shares outstanding-basic and diluted	15,004,000	14,565,000	14,956,476	14,370,934

The accompanying notes are an integral part of the financial statements

Blow & Drive Interlock Corporation
Consolidated Statement of Changes in Stockholders’ Equity

	Shares	Common Stock	Additional Paid- In Capital	Stock Subscription Receivable	Accumulated Deficit	Total
Balance at December 31, 2013	20,000,000	$2,000	$700	$-	$(1,900)	$800
Issuance of common stock for services	9,700,000	970	-	-	-	970
Issuance of common shares for subscription receivable	4,852,500	485	229,971	-	-	230,456
Repurchase of common stock	(19,700,000)	(1,970)	-	-	-	(1,970)
Additional paid-in capital	-	-	75,000	-	-	75,000
Net loss	-	-	-	-	(223,769)	(223,769)
Balance at December 31, 2014	14,852,500	1,485	305,671	-	(225,669)	81,487

Issuance of common stock for cash	151,500	15	84,985	-	-	85,000
Issuance of common stock for debt	-	-	4,873	-	-	4,873
Additional paid-in capital	-	-	16,235	-	-	16,235
Net loss	-	-	-	-	(377,589)	(377,589)
Balance at September 30, 2015 (unaudited)	15,004,000	$1,500	$411,764	$-	$(603,258)	$(189,994)

The accompanying notes are an integral part of the financial statements

Blow & Drive Interlock Corporation

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended
	Sept. 30, 2015	Sept. 30, 2014
Cash Flows From Operating Activities
Net loss	$(377,589)	$(149,651)
Adjustments to reconcile net loss to net cash provided by(used in) operating activities
Common stock issued for services	-	970
Depreciation	1,655	-
Changes in fair value of derivative liability	6,985	-
Accretion of debt discount	530	-
Changes in:
Account receivable	(32,500)	-
Prepaid expenses	(2,828)	(8,500)
Deposits	(6,225)	(48,000)
Accrued interest - related party	(9,412)	-
Accrued liabilities	21,087	39,014
Accrued payroll liabilities	1,769	-
Deferred revenue	92,885	-
Taxes payable	800	-
Net cash used in operating activities	(302,843)	(166,167)

Cash Flows From Investing Activities
Purchase of fixed assets	(63,649)	-
Net cash (used) in investing activities	(63,649)	-

Cash Flows From Financing Activities
Proceeds from issuance of common stock	85,000	-
Proceeds from additional paid in capital	16,235	-
Proceeds from convertible note payable, net	15,000	-
Repayments of notes payable - related party	(10,738)	(2,207)
Repurchase of common shares	-	(1,970)
Proceeds from note payable - related party	-	160,000
Shareholder contributions	-	75,000
Net cash provided by financing activities	105,497	230,823
Net increase in cash	(260,995)	64,656
Cash at beginning of period	272,692	2,000
Cash at end of period	$11,697	$66,656

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$18,286	$998
Taxes	$-	$800

Non-cash transactions:
Common stock issued for subscription receivable	$-	$457
Common stock issued for services	$-	$970

The accompanying notes are an integral part of the financial statements

Blow & Drive Interlock Corporation

Notes to Consolidated Financial Statements

(Unaudited)

Note 1: Nature of Operations and Summary of Significant Policies

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month and nine-month periods ended September 30, 2015 are not necessarily indicative of the results that may be expected for the full fiscal year. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Nature of Operations

Blow & Drive Interlock (“the Company”) was incorporated on July 2, 2013 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. The Company is a development-stage SEC reporting company that intends to market and lease alcohol ignition interlock devices to DUI/DWI offenders as part of their mandatory court or motor vehicle department programs.

On February 6, 2014, James Cassidy and James McKillop, both directors of the Company and the then president and vice president, respectively, resigned such directorships and all offices of the Company. Messrs. Cassidy and McKillop each beneficially retain 150,000 shares of the Company’s common stock.

On February 6, 2014, Laurence Wainer was named as the sole director of the Company and serves as its President and sole officer.

In 2015, The Company formed BDI Manufacturing, Inc., an Arizona corporation, which is a 100% wholly owned subsidiary of Blow & Drive Interlock Corporation.

The Company markets, installs and monitors a breath alcohol ignition interlock device (BAIID) called the BDI-747/1, which is a mechanism that is installed on the steering column of an automobile and into which a driver exhales. The device in turn provides a blood-alcohol concentration analysis. If the driver’s blood-alcohol content is higher than a certain pre-programmed limit, the device prevents the ignition from engaging and the automobile from starting. These devices are often required for use by DUI or DWI (“driving under the influence” or “driving while intoxicated”) offenders as part of a mandatory court or motor vehicle department program.

During the quarter ending September 30, 2015, the Company began to license others to distribute the BDI-747/1 and provide services related to the device. The distributorships are for specific geographical areas (either entire states or certain counties within states) and, as of September 30, 2015, the Company has entered into two distributorship agreements. Under the distribution agreements the Company typically receives a onetime support fee, and then is entitled to receive a per unit registration fee and a per unit monthly fee for each BDI-747/1 unit the distributor has in inventory or on the road beginning thirty (30) days after the distributor receives the unit. As of September 30, 2015, the Company has received a total of $85,000 in onetime support fees. This amount is reflected in the accompanying consolidated financial statements as deferred revenue as the Company was still in the process of meeting all the requirements under the agreements at September 30, 2015. As of September 30, 2015, the Company has not yet begun receiving the per unit registration fee or the monthly fees.

Basis of Presentation

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Accounts Receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. At September 30, 2015, the Company has established, based on a review of its outstanding balances, no allowance for doubtful accounts as it deems none is needed.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality banking institutions. From time to time, the Company maintains cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit

Income Taxes

Under ASC 740, “Income Taxes”, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

Derivative Liabilities

The Company assessed the classification of its derivative financial instruments as of September 30, 2015, which consist of convertible instruments and rights to shares of the Company’s common stock, and determined that such derivatives meet the criteria for liability classification under ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”.

Professional standards generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of “Conventional Convertible Debt Instrument”.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control or could require net cash settlement, then the contract shall be classified as an asset or a liability.

Long Lived Assets

The Company follows Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires those long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Loss per Common Share

The Company has adopted ASC 260 “Earnings Per Share”. Basic loss per common shares excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the entity. As of September 30, 2015 and September 30, 2014, there are no outstanding dilutive securities.

Fair Value of Financial Instruments

FASB ASC 820 “Fair Value Measurements and Disclosures” establishes a three-tier fair value hierarchy, which priorities the inputs in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

These tiers include:

Level 1: defined as observable inputs such as quoted prices in active markets;

Level 2: defined as inputs other than quoted prices in active markets that is either directly or indirectly observable; and

Level 3: defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying amounts of financial assets and liabilities, such as cash and accrued liabilities approximate their fair values because of the short maturity of these instruments.

Revenue Recognition

Revenue is derived from the sale of distributorships and the fee service of monitoring its products installed in customer vehicles and is recognized on a contract basis as upon the time the service is provided. All revenue is recognized when (i) persuasive evidence of an arrangement exists; (ii) the service or sale is completed; (iii) the price is fixed or determinable; and (iv) the ability to collect is reasonably assured. Revenue is recognized as the gross amount to be received. The Company had its first revenues of $2,134 for the three months ended September 30, 2015.

Share-Based Compensation

The Company follows the provisions of ASC 718, Share-Based Payment, which requires all share-based payments to employees and non-employees to be recognized in the income statement based on their fair values. The Company uses the Black-Scholes pricing model for determining the fair value of share-based compensation. As of September 30, 2015 the Company has not issued any options or warrants to employees or non-employees as compensation.

Note 2: Going Concern

The Company has sustained a cumulative net loss and accumulated deficit of $603,258, since inception of the Company on July 2, 2013. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations. During, 2014, the Company raised approximately $230,000 from stock sales, $85,000 in the first nine months of 2015 and $16,235 in additional paid in capital from its founder, Laurence Wainer. In the current quarter the Company generated $2,134 and $92,885 in revenues and deferred revenues respectively. Management believes that with these cash infusions and the ability to control variable cash expenditures combined with the commitment of the CEO to provide all additional funding to continue operations into at least January 2016, the Company will continue at least to that date.

Management’s plans also include selling its equity securities and obtaining debt financing to fund its capital requirements and on-going operations; however, there can be no assurances the Company will be successful in these efforts.

There is no assurance that the Company will ever be profitable. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Note 3: Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-10, “Development Stage Entities (Topic 915)” which is in effect for reporting periods beginning after December 15, 2014, however early adoption is permitted and the Company has adopted this update for the year ended December 31, 2014. The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the consolidated financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

Note 3: Recent Accounting Pronouncements (continued)

In January 2015, the FASB issued ASU No. 2015-01, “Income Statements - Extraordinary and Unusual Items” (Sub-Topic 225-20), which eliminates from U.S. GAAP the concept of extraordinary items. The ASU eliminates the separate presentation of extraordinary items on the income statement, net of tax and the related earnings per share, but does not affect the requirement to disclose material items that are unusual in nature or occurring infrequently. The ASU is effective for the annual period beginning after December 15, 2015 and interim periods within those annual periods, with early adoption permitted, and may be applied prospectively or retrospectively. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”. The ASU requires entities that have historically presented debt issuance costs as an asset to present those costs as a direct deduction from the carrying amount of the related debt liability. This presentation will result in the debt issuance costs being presented the same way debt discounts have historically been handled. The ASU does not change the recognition, measurement, or subsequent measurement guidance for debt issuance costs. The ASU is effective for the annual period beginning after December 15, 2015 and interim periods within those annual periods and is to be applied retrospectively. Early adoption is permitted. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory” (Topic 330), which simplifies the subsequent measurement of inventory by requiring entities to measure inventory at the lower of cost or net realizable value, except for inventory measured using the last-in, first-out (LIFO) or the retail inventory methods. The ASU requires entities to compare the cost of inventory to one measure - net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The ASU is effective for the annual period beginning after December 15, 2015 and interim periods within those annual periods, with early adoption permitted, and is to be applied prospectively. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

Note 4: Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and depreciated using straight line methods over the estimated useful lives of the related assets ranging from three to five years. Maintenance and repairs are expensed currently. The cost of normal maintenance and repairs is charged to operations as incurred. Major overhaul that extends the useful life of existing assets is capitalized. When equipment is retired or disposed, the costs and related accumulated depreciation are eliminated and the resulting profit or loss is recognized in income.

	September 30, 2015	December 31, 2014
	(Unaudited)
Property and equipment	$66,049	$2,400
Accumulated depreciation	(1,655)	-
Total	$64,394	$2,400

Depreciation expense amounted to $1,655 and $0 for the nine months ended September 30, 2015 and 2014, respectively.

Note 5: Stock Issuance

During the nine months ended September 30, 2015 the Company issued 151,500 shares of common stock, par value of $0.0001, for a total of $85,000 in cash.

Note 6: Warrant and Option Issuances

The Company has 30,000 warrants outstanding as of September 30, 2015 that have an exercise price of $0.50 per share and are all exercisable. They were issued on August 7, 2015 and have a three year life.

Note 7: Deposits

On January 21, 2015, the Company and Mr. Wainer entered into a two-year lease with Marsel Plaza LLC for a storefront location at 1080 South La Cienega Boulevard, Suite 304, Los Angeles, California 90035. The Company’s base rent under the lease is $1,450 per month. The lease began on February 1, 2015 and this balance reflects the building deposit and the last month of the leases contract.

Note 8: Note Payable

On February 16, 2014, the Company entered into a note payable agreement with Laurence Wainer, the director, President and sole officer of the Company. The note has a principal balance of $160,000 and bears interest at 7.75% per annum. Principal and interest payments are due in 60 equal monthly installments of $3,205 beginning in March 2014. The Company and Laurence Wainer entered into an additional agreement effective April 2014 suspending loan repayments until January 2015. As of January 2015, the payments have resumed through the period ending September 30, 2015.

Note 9: Convertible Note Payable

On August 7, 2015, the Company entered into an agreement with a third party non-affiliate and issued a 7.5% interest bearing convertible debenture for $15,000 due on August 7, 2017, with conversion features commencing after 180 days following the date of the note. The loan is convertible at 70% of the average of the closing prices for the common stock during the five trading day prior to the conversion date. In connection with this Convertible Note Payable, the Company recorded a $5,770 discount on debt, related to the beneficial conversion feature of the note to be amortized over the life of the note or until the note is converted or repaid. This note was bifurcated with the embedded conversion option recorded as a derivative liability at fair value (See Note 10). As of September 30, 2015 this note has not been converted.

In conjunction with the issuance of the Convertible Note Payable, the Company issued a warrant on August 7, 2015 to purchase 30,000 shares of the Company’s common stock at a purchase price of $0.50 per share. The Black Scholes model was used in valuing the warrants in determining the relative fair value of the warrants issued in connection with the convertible note payable using the following inputs: Expected Term – 3 years, Expected Dividend Rate – 0%, Volatility – 100%, Risk Free Interest Rate -1.08%. The Company recorded an additional $4,873 discount on debt, related to the relative fair value of the warrants issued associated with the note to be amortized over the life of the note.

During the quarter ended September 30, 2015, the Company amortized a total debt discount of $530 to current period into interest expense. As of September 30, 2015, a net discount of $10,113 remained.

Note 10: Derivative Financial Instruments

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments, which contain terms that protect holders from declines in the stock price, may not be exempt from derivative accounting treatment. As a result, embedded conversion options (whose exercise price is not fixed and determinable) in convertible debt (which is not conventionally convertible due to the exercise price not being fixed and determinable) are initially recorded as a liability and are revalued at fair value at each reporting date using the Black Sholes Model.

Note 10: Derivative Financial Instruments (continued)

The Company has $15,000 of convertible debt with variable conversion pricing outstanding at September 30, 2015.

The Company calculates the estimated fair values of the liabilities for derivative instruments using the Black Scholes option pricing model. The price of the Company’s common stock at September 30, 2015 was $0.50. The Black Scholes model was used in valuing the warrants in determining the relative fair value of the warrants issued in connection with the convertible note payable using the following inputs: Expected Term – 1.83 years, Expected Dividend Rate – 0%, Volatility – 100%, Risk Free Interest Rate - 0.73%.

At September 30, 2015, the Company valued the conversion features using the assumptions specified above and determined that, for the period ended September 30, 2015, the Company’s derivative liability amounted to $12,755. The Company recognized a corresponding loss of $6,985 on derivative liability in conjunction with this valuation during the quarter September 30, 2015.

Note 11: Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. As of September 30, 2015, the Company has no contingent liability that is required to be recorded or disclosed.

On January 21, 2015, the Company and Mr. Wainer entered into a two-year lease with Marsel Plaza LLC for a storefront location at 1080 South La Cienega Boulevard, Suite 304, Los Angeles, California 90035. Our base rent under the lease is $1,450 per month. The lease began on February 1, 2015.

On September 5, 2015, the Company entered into an Exclusive Distribution Agreement with J C Lopez (“Lopez”), under which it granted Lopez the exclusive right to lease, install, service, remove and support the Company’s proprietary breath alcohol ignition interlock device (the “BDI-747/1”) in the states of Arizona and Nevada, and non-exclusively in the state of California. In exchange for these rights, Lopez agreed to pay the Company a onetime software license and support fee of $50,000, as well as $25 per month for each BDI-747/1 unit Lopez has in its inventory beginning thirty (30) days after Lopez receives the unit. On October 5, 2015 the Company received notification from the state of Arizona that the BDI-747/1 was approved as an authorized ignition interlock device in the state. As a result, on October 7, 2015, the Company received the remainder of the license and support fee from Lopez.

On September 11, 2015, the Company entered into an Independent Contractor Agreement with Laurence Wainer, in order to outline the terms under which Mr. Wainer is serving as its Chief Executive Officer. Under the terms of the agreement, Mr. Wainer will be paid compensation of $4,000 per month for performing services as the Company’s Chief Executive Officer. The agreement is for a one year term.

In conjunction with the distributor agreements, the Company is obligated to provide, at the Company’s cost, an initial training program for the principal owner of the distributorships and any of its employees. The training program will consist of approximately three weeks of training that must be completed; the Company shall determine the contents and manner of conducting the initial training program at its discretion.

Note 12: Subsequent Events

As of October 13, 2015, the BDI-747/1 is approved as an ignition interlock device in California, Oregon, Arizona, Kentucky, Oklahoma and Texas. We have applied for approval of the BDI-747/1 in several other states and are currently going through the application and review process.

On October 5, 2015 the Company received notification from the state of Arizona that the BDI-747/1 was approved as an authorized ignition interlock device in the state. As a result, on October 7, 2015, the Company received the remainder of the license and support fee from Lopez.

On November 9, 2015, the Company entered into an Exclusive Distribution Agreement with Stephen Ferraro (“FERRARO”), under which it granted FERRARO the exclusive right to lease, install, service, remove and support BDI-747/1 device in Lubbock County, Texas, as well as several surrounding counties in Texas. In exchange for the exclusive rights, FERRARO agreed to pay the Company a onetime software support fee of $10,000, as well as a $150 per unit registration fee and $35 per month for each BDI-747/1 unit FERRARO has in his inventory or on the road beginning thirty (30) days after FERRARO receives the unit. The Company received the $10,000 support fee on or about November 9, 2015.

Item 2: Management Discussion and Analysis of Financial Condition and Results of Operations

Executive Overview

We are a previous development stage company that was incorporated in the State of Delaware in July 2013. In the current three month period ending September 30, 2015, we generated our first revenues of $2,134 as well as deferred revenues of $92,885 with $85,000 of distributorship fee income anticipated to be recognized provided all contract provisions are met with regulating agencies and completed in the fourth quarter of 2015. From July 2, 2013 (inception) to September 30, 2015, we experienced a net loss and accumulated deficit of $603,258 and total liabilities of $307,638 including $147,055 in notes payable to our president, Laurence Wainer.

We market distributorships and lease a breath alcohol ignition interlock device called the BDI-747/1, which is a mechanism that is installed on the steering column of an automobile and into which a driver exhales. The device in turn provides a blood-alcohol concentration analysis. If the driver’s blood-alcohol content is higher than a certain pre-programmed limit, the device prevents the ignition from engaging and the automobile from starting. These devices are often required for use by DUI or DWI (“driving under the influence” or “driving while intoxicated”) offenders as part of a mandatory court or motor vehicle department program.

We paid Well Electric, a company located in China with experience in design and manufacture of ignition interlock devices, $30,000 to design and manufacture the prototype ignition interlock device for us. Well Electric produced six prototype devices for us which we received in November 2014.

At July 27, 2015 we began production of our patent pending BDI Model #1 power line filter to attach to our BDI-747 Breath Alcohol Ignition Interlock Device which together were certified by NHSTA on June 17, 2015 to work to together to meet or exceed 2013 NHSTA guidelines.

Since receiving our NHSTA Certification and as of July 24, 2015 we have submitted applications to 10 states to be considered as a state certified breath alcohol ignition interlock manufacturer and provider.

On July 23, 2015 Blow and Drive Interlock received The California Department of Motor Vehicles approval to provide Alcohol Ignition Interlock devices and Monitoring for all IGNITION INTERLCOK MANDETED DUI/DWI OFFENDERS throughout the state.

On July 24, 2015 Blow and Drive Interlock received The Oregon Department of Motor Vehicles approval to provide Alcohol Ignition Interlock Devices and Monitoring for Ignition Interlock Mandated DUI/DWI offenders throughout the state. Oregon has adopted in-car camera technology as a requirement for state approval. The in-car camera feature is just one of several anti-circumvention features found on the BDI-747.

To date we have manufactured 80 units and approximately 40 of these units are installed and under lease contracts with an additional 25 units leased to our Arizona and Nevada distributer on October 10, 2015. We expect to receive an additional 45 units in early November 2015.

As of October 13, 2015, the BDI-747/1 is approved as an ignition interlock device in California, Oregon, Arizona, Kentucky, Oklahoma and Texas. We have applied for approval of the BDI-747/1 in several other states and are currently going through the application and review process.

We have opened our initial storefront location in Los Angeles County, California and hired three qualified personnel to install, calibrate, remove and monitor the devices. Our business plan includes growth of the company by continuing to complete and submit more state applications and to build up our service infrastructure by utilizing our own retail infrastructure, distributors and franchisees.

Liquidity and Capital Resources

Our cash balance at September 30, 2015 was $11,697 due largely to Laurence Wainer contributing $75,000 as additional paid in capital in 2014 and $16,235 in August 2015, $230,000 and $85,000 from stock sales and a long-term note in the amount of $160,000 due in March 2019. We believe that with these cash infusions and the ability to control variable cash expenditures combined with the commitment of the CEO to provide all additional funding to continue operations into at least January 2016, we will continue at least to that date.

Cash provided by financing activities for the nine months ended September 30, 2015 was $105,497 which came from the issuance of common stock for cash, additional paid in capital, issuance of convertible notes payable and the pay down of the Company’s note to Laurence Wainer.

Results of Operations

We generated our first revenues in the three months ending as September 30, 2015 of $2,134, consisting of fees from monitoring services.

We incurred a net loss of $123,759 and $377,589 for the three and nine months ending September 30, 2015 compared to $35,809 and $142,439 for the same periods of 2014. Our expenses consisted of payroll, general and administrative expenses, professional fees, research and development costs and interest expense incurred in connection with the day to day operation of our business. Our net loss from inception through September 30, 2015 was $603,258.

Off- Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Commitments and Contingent Liabilities

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. As of September 30, 2015, the Company has no contingent liability that is required to be recorded nor disclosed.

On January 21, 2015, we and Mr. Wainer entered into a two-year lease with Marsel Plaza LLC for a storefront location at 1080 South La Cienega Boulevard, Suite 304, Los Angeles, California 90035. Our base rent under the lease is $1,450 per month. The lease began on February 1, 2015.

On September 5, 2015, we entered into an Exclusive Distribution Agreement with J C Lopez (“Lopez”), under which we granted Lopez the exclusive right to lease, install, service, remove and support our proprietary breath alcohol ignition interlock device (the “BDI-747/1”) in the states of Arizona and Nevada, and non-exclusively in the state of California. In exchange for these rights, Lopez agreed to pay us a onetime software license and support fee of $50,000, as well as $25 per month for each BDI-747/1 unit Lopez has in its inventory beginning thirty (30) days after Lopez receives the unit. On October 5, 2015 we received notification from the state of Arizona that the BDI-747/1 was approved as an authorized ignition interlock device in the state. As a result, on October 7, 2015, we received the remainder of the license and support fee from Lopez.

On September 11, 2015, we entered into an Independent Contractor Agreement with Laurence Wainer, in order to outline the terms under which Mr. Wainer is serving as our Chief Executive Officer. Under the terms of the agreement, Mr. Wainer will be paid compensation of $4,000 per month for performing services as our Chief Executive Officer. The agreement is for a one year term.

Item 3: Quantitative and Qualitative Disclosures

As a smaller reporting company, as defined in Rule 12b-2 of the Securities Exchange Act of 1934, we are not required to furnish information under this item.

Item 4: Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Pursuant to rules adopted by the Securities and Exchange Commission we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to rules promulgated under the Securities Exchange Act of 1934. This evaluation was done as of the end of the fiscal year under the supervision and with the participation of our principal executive officer (who is also the principal financial officer).

Based upon our evaluation, our principal executive and financial officer (Mr. Wainer performs both roles) concluded that, as of September 30, 2015, our existing disclosure controls and procedures were not effective. Disclosure controls and procedures means controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to management, including the principal executive and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. With only one officer in charge of such reporting controls, there is no backup to the oversight of such individual and thus such disclosure controls and procedures may not be considered effective.

We have engaged outside accounting and finance advisors to assist us in better implementing effective disclosure controls and procedures.

Changes in Internal Control over Financial Reporting

Except as noted above, there have been no changes in our internal control over financial reporting identified in connection with the evaluation required by paragraph (d) of Exchange Act Rules 13a-15 or 15d-15 that occurred during our first quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Internal Control over Financial Reporting

We are responsible for establishing and maintaining adequate internal control over financial reporting in accordance with Rule 13a-15 of the Securities Exchange Act of 1934. Our president conducted an evaluation of the effectiveness of our internal control over financial reporting as of September 30, 2015, based on the criteria establish in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that our internal control over financial reporting was ineffective as of September 30, 2015, based on those criteria. A control system can provide only reasonably, not absolute, assurance that the objectives of the control system are met and no evaluation of controls can provide absolute assurance that all control issues have been detected.

Management assessed the effectiveness of our internal control over financial reporting as of September 30, 2015 and identified the following material weaknesses:

Inadequate segregation of duties: We have an inadequate number of personnel to properly implement control procedures.

Lack of Audit Committee and Outside Directors on the Company’s Board of Directors: We do not have a functioning audit committee or outside directors on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures.

PART II – OTHER INFORMATION

Item 1: Legal Proceedings

There is no litigation pending or threatened by or against the Company.

Item 1A: Risk Factors

There have been no material changes to Blow & Drive Interlock Corporation’s risk factors as previously disclosed in our most recent 10-K filing for the fiscal year ending December 31, 2014.

Item 2: Unregistered Sales of Equity Securities and Use of Proceeds

Between January 1, 2015 and September 30, 2014, the Company issued 151,500 shares of its common stock to 7 investors for an aggregate consideration of $85,000.

Item 3: Defaults upon Senior Securities

Between January 1, 2015 and September 30, 2015, we issued 151,500 shares of its common stock to 7 investors for an aggregate consideration of $85,000. The shares were issued with a standard restrictive legend. The issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investors were sophisticated, familiar with our operations, and there was no solicitation.

On August 7, 2015, we entered into an agreement with a third party non-affiliate and issued a 7.5% interest bearing convertible debenture for $15,000 due on August 7, 2017, with conversion features commencing after 180 days following the date of the note. The loan is convertible at 70% of the average of the closing prices for the common stock during the five trading day prior to the conversion date. The issuance of the promissory note as exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor was sophisticated, familiar with our operations, and there was no solicitation.

Item 4: Mine Safety Disclosures

None

Item 5: Other Information

None

Item 6: Exhibits

List of Exhibits

31.1	Certification*

32.1	Certification of Chief Executive Officer *

101	101 XBRL exhibits

101.INS	XBRL Instance Document **

101.SCH	XBRL Taxonomy Extension Schema Document **

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document **

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document **

101.LAB	XBRL Taxonomy Extension Label Linkbase Document **

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document **

* Filed herewith

** In accordance with Regulation S-T, the XBRL-formatted interactive data files that comprise Exhibit 101 in this quarterly report on Form 10-Q shall be deemed “furnished” and not “filed”.